UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 4, 2015

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2015, The Goodyear Tire & Rubber Company (the “Company”) entered into a Framework Agreement (the “Agreement”) with Sumitomo Rubber Industries, Ltd. (“SRI”). Pursuant to the terms and subject to the conditions set forth in the Agreement, the Company and SRI have agreed to dissolve the global alliance between the two companies.

Under the global alliance, the Company owns 75% and SRI owns 25% of two companies, Goodyear Dunlop Tires Europe B.V. (“GDTE”) and Goodyear Dunlop Tires North America, Ltd. (“GDTNA”). GDTE owns and operates substantially all of the Company’s tire businesses in Western Europe. GDTNA has rights to the Dunlop brand and operates certain related businesses in North America. In Japan, the Company owns 25%, and SRI owns 75%, of two companies, one, Nippon Goodyear Ltd. (“NGY”), for the sale of Goodyear-brand passenger and truck tires for replacement in Japan and the other, Dunlop Goodyear Tires Ltd. (“DGT”), for the sale of Goodyear-brand and Dunlop-brand tires to vehicle manufacturers in Japan. The Company also owns 51%, and SRI owns 49%, of a company that coordinates and disseminates both commercialized tire technology and non-commercialized technology among the Company and SRI, the joint ventures and their respective affiliates (the “Technology JV”), and the Company owns 80%, and SRI owns 20%, of a global purchasing company (the “Purchasing JV”). The global alliance also provided for the investment by the Company and SRI in the common stock of the other.

The Agreement provides that:

1.	the Company shall acquire from SRI the 25% interest in GDTE held by SRI;

2.	the Company shall sell to SRI the 75% interest in GDTNA held by the Company; provided, however, the Company shall acquire control of the Dunlop-related trademarks for tire-related businesses in North America but shall grant SRI an exclusive license to develop, manufacture and sell Dunlop tires for motorcycles and for Japanese-owned vehicle manufacturers in North America;

3.	the Company shall sell to SRI the 25% interest in DGT held by the Company;

4.	the Company shall acquire from SRI the 75% interest in NGY held by SRI;

5.	the Company shall sell to SRI the Huntsville test track used by GDTNA;

6.	SRI will obtain exclusive rights to sell Dunlop-brand tires in those countries that were previously non-exclusive under the global alliance, including Russia, Turkey and certain countries in Africa;

7.	the Company and SRI will enter into various supply agreements, licenses, transition services agreements, releases and other ancillary agreements in connection with the Agreement to give effect to the dissolution and/or to set forth arrangements between the Company and SRI following the dissolution;

8.	the Company will pay SRI the net amount of $271 million in respect of the transactions set forth in (1) through (7) above;

9.	the Company shall enter into and deliver a promissory note to GDTNA: (A) in the initial principal amount of approximately $55 million, (B) with a maturity date three years following the date of dissolution, and (C) at an interest rate of LIBOR plus 0.1%, which initial principal amount is 25% of the outstanding amount of an intercompany loan originally made in connection with the closure of GDTNA’s manufacturing facility in Huntsville, Alabama in 2003;

10.	the Company shall liquidate and dissolve the Technology JV and the Purchasing JV and distribute the remaining assets and liabilities of the Technology JV and the Purchasing JV to the Company and SRI in accordance with their ownership interests in the Technology JV and the Purchasing JV, respectively; and

11.	the Company and SRI shall conduct an orderly sale of the common stock held by SRI in the Company and by the Company in SRI.

The Company and SRI have each made customary representations, warranties and covenants in the Agreement, including, among others, covenants to operate the global alliance in the ordinary course of business, consistent with past practices, between the execution of the Agreement and the dissolution of the global alliance.

The Company and SRI each agreed to indemnify the other for certain losses arising out of breaches of representations and warranties, covenants and other specified matters, including product liability matters.

The closing of the transaction is subject to the receipt of antitrust and other governmental and third party approvals and other customary closing conditions, including SRI’s completion of a labor agreement with the United Steelworkers union for GDTNA’s Tonawanda, New York manufacturing facility.

The Agreement, effective upon the consummation of the transactions contemplated therein, would resolve the pending arbitration proceedings that were commenced in January 2014.

A copy of the Company’s news release announcing the foregoing transactions is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 News Release, dated June 4, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

June 4, 2015	By:	David L. Bialosky

Name: David L. Bialosky
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	News Release, dated June 4, 2015